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MIDSOUTH BANCORP, INC. AND SUBSIDIARY                                 EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 AND
  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996

                                    First Quarter    First Quarter    Year-to-Date
                                     March 31,        March 31,       December 31,
PRIMARY                                 1997             1996             1996
                                    _____________    _____________    ____________
Earnings:
    Income applicable to common
      stock                            $341,615         $248,527       $1,081,077

Shares:
    Weighted average number of
      common shares outstanding       1,369,235        1,304,115        1,325,556

Earnings per common share:
    Income applicable to common
      stock                               $0.25            $0.19            $0.82

Weighted average number of
    common shares outstanding         1,369,235        1,304,115        1,325,556

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the average
       issue price                            -           15,062                -


    Weighted average number of
      common shares outstanding,
      as adjusted                     1,369,235        1,319,177        1,325,556


Primary earnings per common share         $0.25            $0.19            $0.82


FULLY DILUTED

Earnings:
    Net income                         $381,422         $288,247       $1,236,498

Weighted average number of
    common shares outstanding         1,369,235        1,304,115        1,325,556

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the
      average issue price                     -           15,062                -

    Assuming conversion of
      preferred stock at a
      conversion rate of 1 to
      1.776 shares                      304,861          322,799          305,393

    Weighted average number of
      common shares outstanding,
      as adjusted                     1,674,096        1,641,976        1,630,949


Fully diluted earnings per common
  share                                   $0.23            $0.18            $0.76


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